Exhibit 4.3

English translation

NON-REVOLVING LOAN FACILITY AGREEMENT No. 5593

The City of Moscow	October 9, 2012

SBERBANK OF RUSSIA, an open joint stock company, organized and existing under the laws of the Russian Federation (company name in Russian: ) (the “Lender”), as represented by Fedor V. Sapronov, Managing Director and Director of the Lending and Project Financing Group of the Corporate Financing Department of Sberbank of Russia, acting by virtue of the Lender’s Articles of Association and under Power of Attorney No. 881D dated August 10, 2012, on the one hand; and

SOUTHERN KUZBASS COAL COMPANY OAO, an open joint stock company, organized and existing under the laws of the Russian Federation (company name in Russian: ) (the “Borrower”), as represented by Boris G. Nikishichev, Director General of Mechel Mining Management Company OOO, a limited liability company organized and existing under the laws of the Russian Federation (full company name in Russian: ; abbreviated company name in Russian: OOO ), registered under number (OGRN) 1085410004811, having its registered office at 1 Krasnoarmeyskaya Str., Moscow 125993, Russia (address in Russian: 125993, ), acting as the sole executive body of Southern Kuzbass Coal Company OAO under the agreement on delegation of the sole executive body’s powers and authority of Southern Kuzbass Coal Company OAO to Mechel Mining Management Company OOO dated November 1, 2009 by and and by virtue of the Articles of Association of Mechel Mining Management Company OOO and of the Articles of Association of the Borrower, on the other hand;

the Lender and the Borrower being hereinafter collectively referred to as the “Parties”;

have entered into this Non-Revolving Loan Facility Agreement (the “Agreement”) with respect to the following:

1.	SUBJECT MATTER OF THE AGREEMENT

1.1	The Lender agrees to extend to the Borrower a non-revolving loan facility to be used by the Borrower to finance its current activities, including, but not limited to repayment of loans obtained by the Borrower from other banks or provision and/or repayment of Mechel Group’s intra-group loans, for a period up to and including October 6, 2017, with the commitment period and commitment amount as below:

Commitment Period	Commitment amount
From October 9, 2012, inclusively, up to and including December 31, 2012	Six billion five hundred million Russian rubles (RUR6,500,000,000)

As used herein, the “Mechel Group” / “Mechel Group companies” means Mechel OAO, an open joint stock company, organized and existing under the laws of the Russian Federation (company name in Russian: ), having its registered office at 1 Krasnoarmeyskaya Str., Moscow, Russia (address in Russian: ), Taxpayer Number (INN) 7703370008 and Company Number (OGRN) 1037703012896 (“Mechel”), and the companies the list of which is defined from time to time in Mechel’s consolidated financial statements for the last accounting period prepared in accordance with the U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and made available to the Lender at the time of execution of this Agreement or as required by Clause 8.2.7 hereof.

As used herein, the “Mechel Group’s intra-group loans” means any loans as may be extended by one Mechel Group company to another Mechel Group company.

The Borrower agrees to repay the loan to the Lender and to pay any loan interest and other fees or charges in the amount, by the due dates and otherwise as required by this Agreement.

2.	REPRESENTATIONS AND WARRANTIES

2.1	The Borrower is a legal entity duly organized and existing under the laws of the Russian Federation.

2.2	The Borrower confirms that any and all consents or authorizations as may be required to be obtained by the Borrower in order to execute this Agreement or any other contract or instrument contemplated hereby have been obtained and are in effect or that, where any such consent or authorization has not been obtained, it will be duly obtained and/or will take effect in accordance with the Russian legislation prior to execution of the corresponding contract or agreement.

2.3	The Borrower represents and warrants that none of the events or circumstances as described in Clause 7.1.7 hereof have occurred as of the date of execution of this Agreement and undertakes to make every endeavor to prevent the same from occurring at any time during the term hereof.

2.4	The Borrower represents and warrants that all factual information provided by the Borrower to the Lender is true and accurate in all material respects as of the date when such information is made available to the Lender. As of the date of execution of this Agreement, the Borrower has not concealed or dissembled any information which might have made the information provided by the Borrower to the Lender untrue or misleading in any material respect. As used herein, such information means information on any events or circumstances which result or might result in the Lender incurring financial losses in the aggregate amount of more than thirty million U.S. dollars (US$30,000,000).

A financial loss in Russian rubles shall be converted into U.S. dollars using the official exchange rate quoted by the Bank of Russia on the date of execution of this Agreement. A financial loss denominated in any foreign currency other than U.S. dollars shall be converted first into Russian rubles and then into U.S. dollars on the date of execution of this Agreement.

2.5	No legal, arbitration or administrative proceedings have been commenced or initiated against the Borrower and/or its guarantor(s) by a court of law, arbitration tribunal or another authority which would be capable to prevent the Borrower from proper performance under this Agreement and/or prevent the Borrower’s guarantors from proper performance under the guarantee agreements as may be executed by way of securing the Borrower’s obligations hereunder.

The legal, arbitration or administrative proceedings as referred to above mean any proceedings which would result in the Borrower and/or its guarantor(s) incurring liabilities in the aggregate amount, in each case, of more than thirty million U.S. dollars (US$30,000,000) or in a more than fifteen percent (15%) decrease in the book value of the assets of the Borrower and/or any of its guarantors as determined as of the last accounting date, excluding those proceedings which are ongoing as of the date of execution of this Agreement and which have been disclosed by the Borrower and/or its guarantor(s).

A liability in Russian rubles shall be converted into U.S. dollars using the official exchange rate quoted by the Bank of Russia on the date of execution of this Agreement. A liability denominated in any foreign currency other than U.S. dollars shall be converted first into Russian rubles and then into U.S. dollars on the date of execution of this Agreement.

2.6	The Borrower and/or its guarantor(s) have always complied and are in compliance, in all material respects, with all legal requirements of which a violation or breach would be capable to prevent the Borrower from proper performance under this Agreement and/or prevent the Borrower’s guarantors from proper performance under the guarantee agreements as may be executed by way of securing the Borrower’s obligations hereunder.

The legal requirements as referred to above mean any requirements of which a violation or breach would result in the Borrower and/or its guarantor(s) becoming subject to sanctions in the aggregate amount, in each case, of more than thirty million U.S. dollars (US$30,000,000) or would result in a more than fifteen percent (15%) decrease in the book value of the assets of the Borrower and/or any of its guarantors as determined as of the last accounting date.

A liability for any such violation or breach denominated in Russian rubles shall be converted into U.S. dollars using the official exchange rate quoted by the Bank of Russia on the date of execution of this Agreement. A liability denominated in any foreign currency other than U.S. dollars shall be converted first into Russian rubles and then into U.S. dollars on the date of execution of this Agreement.

2.7	The Borrower has valid and legal title to or legal leasehold of the assets required to carry out its business.

2.8	To the best of the Borrower’s knowledge, there have not occurred any events or circumstances which would be capable of affecting the Borrower performance under any other agreement or financial instrument or which might prevent the Borrower from proper performance hereunder.

The events or circumstances as referred to above mean any events or circumstances which would result in the Borrower taking financial losses in the aggregate amount of more than thirty million U.S. dollars (US$30,000,000) or would result in a more than fifteen percent (15%) decrease in the book value of the Borrower’s assets determined as of the last accounting date.

A financial losses total amount denominated in Russian rubles shall be converted into U.S. dollars using the official exchange rate quoted by the Bank of Russia on the date of execution of this Agreement. A financial losses total amount denominated in any foreign currency other than U.S. dollars shall be converted first into Russian rubles and then into U.S. dollars on the date of execution of this Agreement.

2.9	The Borrower represents and warrants that neither the execution nor the performance of this Agreement by the Borrower shall conflict with or be in breach of any of the Borrower’s incorporation documents.

3.	LOAN DISBURSEMENT

3.1	A loan may be disbursed to the extent of the available balance of the loan commitment as determined using the following formula:

ACB = TC – (LCO + LPR), where

ACB means the Available Commitment Balance;

TC means the Total Commitment as determined in Clause 1.1 hereof;

LCO means the Loans Currently Outstanding;

LPR means the Loans Previously Repaid.

Repayment of a loan shall not serve to increase the available balance of the loan commitment.

3.2	The loan shall be disbursed by the means of a bank transfer of the corresponding loan amount to account No. 40702810026070100405 maintained by the Borrower with OPERU of the Mezhdurechensky Branch No. 7763 of the Siberia Bank of the Sberbank of Russia (name of the servicing bank in Russian: ), based on the Borrower’s loan disbursement request made in the form of Schedule 1 hereto.

A loan may be disbursed subject to there being no amounts overdue or unpaid penalties outstanding under this Agreement or any other loan agreement (including any line of credit agreements) and/or instrument and/or surety agreement and/or bank guarantee/counter guarantee/surety agreement which have been or may be executed by and between the Lender and the Borrower.

3.3	A loan may be disbursed if:

3.3.1	The loan security agreement mentioned in Clauses 9.1.1-9.1.3 hereof is duly executed in accordance with the existing Russian legal requirements;

3.3.2	The Borrower and the guarantors specified in Clause 9.1.1-9.1.3 hereof execute with the Lender agreements authorizing the Lender to directly debit the accounts maintained by the Borrower and the guarantors specified in Clause 9.1.1-9.1.3 with the Lender and listed in Schedule 2 hereto by way of recovery of any amounts as may come overdue hereunder;

3.3.3	The Borrower pays the loan facility fee due to the Lender hereunder;

3.4	The loan may be disbursed in the period ending on December 31, 2012 (the “Commitment Period End Date”). If the facility is not fully utilized by the Borrower by the Commitment Period End Date, the available balance of the loan commitment shall be closed.

3.5	Disbursement of a loan shall be recognized on a separate loan account to be opened by the Lender for the Borrower hereunder, depending on the period which starts on the loan disbursement date (but does not include such date) and ends on (and includes) the loan’s full and final repayment date specified in Clause 1.1 hereof.

4.	INTEREST AND FEES

4.1	The Borrower agrees to pay loan interest to the Lender on the terms as set out below:

•	For the period starting from (but excluding) the loan disbursement date and ending on (and including) December 31, 2012, at the rate of twelve point one percent (12.1%) per annum;

•	For the period starting from (and including) January 1, 2013 and ending on (and including) the loan’s full and final repayment date specified in Clause 1.1 hereof, at a floating interest rate which will be determined depending on the ratio between the sales proceeds generated by domestic and foreign markets contracts/agreements and deposited in the last Accounting Period into the accounts which are specified in Schedule 2 hereto and which are maintained by the Borrower and other Mechel Mining Group companies with the Lender and the loan remaining outstanding hereunder as of the Accounting Period end date, as shown in the table below:

Ratio between the sales proceeds deposited into the accounts maintained by the Borrower and other Mechel Mining Group companies with the Lender and the loan remaining outstanding hereunder as of the accounting period end date, in percent

Annual interest rate

Thirty-seven point five percent (37.5%) or more	Twelve point one percent (12.1%)

Less than thirty-seven point five percent (37.5%)	Thirteen point one percent (13.1%)

As used herein, the “Mechel Mining Group” / “Mechel Mining Group companies” means, unless expressly arranged otherwise, Mechel Mining OAO, an open joint stock company, organized and existing under the laws of the Russian Federation (company name in Russian: ), having its registered office at 1 Krasnoarmeyskaya Str., Moscow, Russia (address in Russian: ), Taxpayer Number (INN) 5406437129 and Company Number (OGRN) 1085406013846 (“Mechel Mining”), and the companies the list of which is defined from time to time in Mechel Mining’s consolidated financial statements as of the last accounting date prepared in accordance with U.S. GAAP and made available to the Lender as required by Clause 8.2.7 hereof.

When determining the values to be used to calculate the floating interest rate:

•	The sales proceeds deposited into accounts in the last Accounting Period in a foreign currency shall be converted into Russian rubles at the official exchange rate quoted by the Bank of Russia as of the date when such amounts were credited to the account;

•	The sales proceeds deposited into any new account opened by the Borrower and/or another Mechel Group company with the Lender shall be accounted for by the Lender for the purposes of determination of the interest rate applicable hereunder starting from the Accounting Period in which the parties execute an amending agreement hereto pursuant to which such new account is included in Schedule 2 hereto;

•	The amount of the loan remaining outstanding and payable by the Borrower hereunder in the last Accounting Period shall be determined as the loan remaining outstanding hereunder as of the last business day of the last Accounting Period.

The interest rate applicable to the corresponding Interest Period shall be determined quarterly, without the Parties being required to execute a separate amending agreement hereto, by a written notice from the Lender to the Borrower indicating the interest rate applicable to such Interest Period and calculated in accordance with the following Accounting Period and Interest Period matrix:

Accounting Period	Interest Period

From September 1 up to and including November 30	From December 29 up to and including March 28

From December 1 up to and including February 28 (29)	From March 29 up to and including June 28

From March 1 up to and including May 31	From June 29 up to and including September 28

From June 1 up to and including August 31	From September 29 up to and including December 28

An interest rate notice indicating the applicable interest rate shall be delivered by the Lender to the Borrower no later than the first business day of the then current Interest Period. If the Borrower does not receive such notice, the Borrower shall independently calculate the interest rate as would be applicable under this Clause.

4.2	Interest shall be incurred on the loan outstanding hereunder starting from the date next following the date when such loan amount becomes outstanding on the loan account, inclusively, and until the date of full and final repayment of the loan, inclusively.

Interest payments shall be made each quarter, on the 28th day of the third month of each calendar quarter, and on the date of full and final repayment of the loan specified in Clause 1.1 hereof or on the date of early full and final repayment of the loan occurring before the date specified in Clause 1.1 hereof, subject to the loan facility having been utilized in full and/or the Commitment Period End Date having occurred, in the amount of the interest incurred as of such date(s), inclusively.

If the Borrower fails to repay the loan when due hereunder, no interest shall incur on the loan amount so overdue, starting from the date next following the corresponding loan repayment date specified in Clause 6.1 hereof, inclusively.

4.3	The Borrower agrees to pay to the Lender a loan facility arrangement fee of zero point sixty five percent (0.65%) of the total commitment amount specified in Clause 1.1 hereof, which equals in total forty-two million two hundred and fifty thousand Russian rubles (RUR 42,250,000).

The Borrower agrees to pay the loan facility arrangement fee to the Lender as a onetime payment, which is to be made before the first disbursement of the loan, but no later than October 15, 2012.

4.4	The Borrower further agrees to pay to the Lender a commitment fee of zero point seventy five percent (0.75%) per annum of the available balance of the loan commitment as may be determined under Clause 3.1 hereof.

The commitment fee shall incur for the period starting from (but excluding) the commitment period start date specified in Clause 1.1 hereof and up to and including the Commitment Period End Date or the date (inclusively) of full and final repayment of the loan occurring before the Commitment Period End Date, subject to the loan facility having been utilized in full.

The Borrower agrees to pay the commitment fee to the Lender on the interest Payment Dates hereunder and on the Commitment Period End Date, to the extent of the fees outstanding as of such dates (inclusively).

4.5.	If the loan or any part thereof is prepaid before the dates specified in Clause 6.1 hereof, the Borrower shall pay a prepayment fee to the Lender.

The prepayment fee shall incur for the period starting from (but excluding) the date when the loan is prepaid by the Borrower or, where the loan is prepaid under Clause 5.12 hereof, starting from (but excluding) the date when the Lender receives a written notice from the Borrower, and ending on the next following date (inclusively) specified in Clause 6.1 hereof on which the corresponding loan amount remains outstanding.

The following formula shall be used to calculate the prepayment fee:

PF = ((IR - BI) * PA * t) / T, where:

PF means the prepayment fee;

IR means the interest rate applicable on the date of prepayment of the loan or of the corresponding part thereof;

BI means the benchmark interest rate for loans in Russian rubles for the period t remaining after prepayment of the loan (or a part thereof) (to be fixed on the date immediately preceding the loan prepayment date), and shall be determined based on the matrix below:

Loan term remaining (t), in days	Benchmark Interest Rate (BI)

From 1461 to 1825	RUB IRS 4Y

From 1096 to 1460	RUB IRS 3Y

From 731 to 1095	RUB IRS 2Y

From 549 to 730	RUB IRS 18M

From 366 to 548	RUB IRS 1Y

From 181 to 365	MosPrime 6M

From 91 to 180	MosPrime 3M

From 61 to 90	MosPrime 2M

From 31 to 60	MosPrime 1M

From 15 to 30	MosPrime 2W

From 7 to 14	MosPrime 1W

From 1 to 6	MosPrime ON

PA means the prepaid amount of the loan (or of a part thereof);

t means the remaining term of loan, i.e. the period starting from (but excluding) the date when the loan is in concreto prepaid by the Borrower and ending on the next following date (inclusively) specified in Clause 6.1 hereof on which the corresponding loan amount remains outstanding;

T means the number of days in the calendar year in which the loan or any part thereof is prepaid.

The prepayment fee shall not be charged if, on the prepayment date, IR does not exceed or is equal to BI.

As used herein, when determining BI:

•	IRS (Interest Rate Swap) means the interest rate swap price calculated by using the following formula: (IRS ask + IRS bid)/2, as published by Bloomberg on the GFI page: GFIR 2;

•	MosPrime (Moscow Prime Offered Rate) means the benchmark rate at which loans in Russian rubbles are offered by the Russian financial market leaders, as determined in accordance with the Regulations on Determination of the MosPrime Rate (Moscow Prime Offered Rate), the Benchmark Offered Rate for Loans in Rubles, as approved by the National Currency Association (NCA) and published by Thomson Reuters and NCA on Reuters’ MOSPRIME1 page.

If, on the date of quotation of the MosPrime and/or IRS rate with the term index envisaged by this Agreement, the MosPrime and/or IRS rate with such term index is not published on the aforementioned page (including, without limitation, due to such date being a public holiday or a weekend day), the MosPrime and/or IRS rate with the corresponding term index shall be determined based on the previous day quote.

The loan prepayment fee shall be paid by the Borrower to the Lender on the loan prepayment date.

No loan prepayment fee shall be charged where the loan is repaid under Clauses 8.1.1 or 8.2.1 hereof.

5.	PAYMENT CONDITIONS

5.1	The loan shall be repaid and the interest, fees and other charges hereunder shall be paid from the accounts maintained by the Borrower or third parties with the Lender or other banks, based on payment orders as will be given by the account holders.

The amount of the principal, interest, each of the fees mentioned in Clause 4 hereof (the “Fees”) and of each penalty shall be indicated in a payment order separately for each such payment.

5.2	The date of disbursement of the loan shall be deemed to be the date when the loan amount becomes outstanding on the loan account.

5.3	The date of performance of a payment obligation hereunder shall be deemed to be the date when the payment amount is debited from the account maintained by the Borrower or by a third party with the Lender by way of discharge of the payment obligation or, where a payment is made from an account maintained with another bank, the date when the payment amount is credited to the Lender’s correspondent account.

5.4	If the due date for interest payment or any other payment hereunder is not a business day, such payment shall be made no later than the first business day next following the due date for payment.

5.5	Any interest, Fees or penalties shall be calculated based on the actual number of calendar days in the relevant month or year.

5.6	The amounts received by the Lender by way of discharge of the Borrower’s payment obligations hereunder, including those which are directly debited from Borrower’s and/or from Borrower’s guarantors’ accounts pursuant to a direct debit authority, as well as any amounts as may be paid by a third party, shall be used, regardless of the payment reference (subject to Clauses 5.7. 5.10, 5.11, 5.12 and 5.13 below) mentioned in the payment order, first, to compensate the Lender for enforcement costs, and then in the following order of priority:

(1)	To pay overdue commitment fee;

(2)	To pay overdue interest;

(3)	To make commitment fee payments as they come due;

(4)	To make interest payments as they come due;

(5)	To repay overdue principal;

(6)	To pay the prepayment fee;

(7)	To make principal payments as they come due;

(8)	To pay late payment penalties hereunder.

All payment obligations hereunder (with respect to repayment of the principal or payment of interest or Fees) shall become due and payable as of their respective due payment date in accordance with the terms of this Agreement (the “Payment Date”).

As used herein, an overdue payment means a payment obligation which has not been discharged as of the Payment Date.

5.7	The proceeds of a penalty payment made hereunder shall, wherever it is designated in the payment order as the only purpose of payment, be used by the Lender to pay the penalties due from the Borrower.

Any payment as may be received by the Lender as a penalty payment and which exceeds the outstanding penalty amount shall be used by the Lender to discharge the Borrower’s payment obligations in accordance with the payment order of priority described in Clause 5.6 above.

5.8	Where the Borrower uses the loan proceeds to finance costs in a currency other than the loan currency, the loan proceeds shall be converted into such other currency by the Lender, at the Lender’s effective exchange rate and on the Lender’s terms on the transaction date.

5.9	The Borrower may repay the loan before the Payment Dates in accordance with Clause 6.2 hereof.

The loan amounts prepaid to the Lender before the dates specified in Clause 6.1 hereof shall be used by the Lender to discharge the next following loan payments under Clause 6.1 hereof, subject to the order of priority of payments described in Clause 5.6 above. In the event of a loan prepayment, the loan repayment obligations shall, for the purposes of allocation of the prepaid amount in accordance with the order of priority of payments described in Clause 5.6 above, be deemed due and payable as of the date when such amount is received by the Lender, to the extent of the amount so prepaid, but no more than the balance of the amount that will remain after the Lender makes all such other payments as must, pursuant to the payments order of priority, be made before the proceeds of a Borrower payment may be used to repay the loan then outstanding, and no more than the loan principal amount specified in the payment document (if it is so indicated).

The excess amount received by the Lender from the Borrower under this Clause shall be refunded by the Lender to the Borrower’s account with the Lender no later than on the first business day next following the date when such amount is received by the Lender.

Where the Lender is unable to identify the payment reference (i.e., if the Borrower does not specify the payment obligation(s) which is to be performed) as indicated in the Borrower’s payment document, the Lender shall use the payment proceeds to repay the loan then outstanding in accordance with this Clause.

5.10	Interest and/or Fees may be prepaid before Payment Dates in an amount no more than the interest and/or Fees charged and outstanding as of the date (inclusively) when the payment is received by the Lender. In that case, all interest and Fee payment obligations shall become due and payable as of the payment date, to the extent of the payment amount, but no more than the interest and Fees charged.

The proceeds of any interest and/or Fee prepayment made by the Borrower shall, notwithstanding the payment reference indicated in the payment document, be used by the Lender to discharge the Borrower’s interest and Fees payment obligations in accordance with the priority of payments described in Clause 5.6 hereof, excluding penalties.

5.11	Where ten (10) or less business days (the “Prepayment Period”) remain before an interest and/or Fees Payment Date, the Lender shall use the proceeds of the excess amount received by the Lender from the Borrower in accordance with Clause 5.10 above (the “Prepayment”) to discharge the Borrower’s interest and/or Fees payment obligations on the next following Payment Dates in accordance with the priority of payments described in Clause 5.6 hereof. If at any time during the Prepayment Period a loan amount becomes outstanding and the Borrower fails to pay such amount by the due Payment Date hereunder, the Lender shall use the Prepayment proceeds to discharge such overdue loan repayment obligation of the Borrower.

Where more than ten (10) business days remain before an interest and/or Fees Payment Date, the Lender shall use the Prepayment proceeds to discharge the Borrower’s penalty payment obligations. The balance of the Prepayment amount (if any) shall be refunded by the Lender to the Borrower’s account with the Lender no later than on the first business day next following the date when the Prepayment is received by the Lender.

5.12	During the Prepayment Period the Borrower may, within three (3) business days following the date when the Lender receives the Prepayment, but no later than two (2) business days (inclusively) before the next following scheduled Payment Date, deliver a written notice requesting the Lender to either refund to the Borrower the Prepayment amount received in accordance with Clause 5.11 above or use its proceeds to discharge the Borrower’s loan repayment obligations hereunder.

No later than on the first business day next following the date of receipt by the Lender of such written notice from the Borrower, the Lender shall either refund the Prepayment, after having allocated its proceeds in accordance with the payments order of priority described in Clause 5.6 above, or use it to discharge the Borrower’s loan repayment obligations in accordance with Clause 6.2 and subject to Clause 5.9 hereof.

Where a Prepayment is to be refunded by the Lender to the Borrower, the Lender shall refund such amount to an account maintained by the Borrower with the Lender.

Where a Prepayment is used to discharge the Borrower’s loan repayment obligations hereunder, the date of loan payment shall be deemed to be the date when the Prepayment proceeds are used by the Lender to discharge such loan payment obligation of the Borrower.

5.13	If, on the Payment Date or on the date of receipt of a penalty payment, the payment amount exceeds the amount due and payable hereunder, the excess amount so received from the Borrower shall, after such payment proceeds are used to discharge payment obligations in accordance with the order of priority described in Clause 5.6 above, be returned by the Lender to the account maintained by the Borrower with the Lender no later than on the first business day next following the corresponding Payment Date / date of receipt of the payment proceeds.

5.14	Where a payment is made in a currency other than the payment currency hereunder, the Lender shall be entitled to convert at its own discretion the payment proceeds into the payment currency hereunder, at the Lender’s exchange rate and on the Lender’s terms effective as of the currency conversion date, and then use the amount so converted to discharge the Borrower’s payment obligations hereunder.

6.	LOAN REPAYMENT

6.1	The due date for full and final repayment of the loan shall be October 6, 2017.

The loan shall be repaid in accordance with the following payment schedule:

Loan Repayment Date	Payment Amount Share (Expressed in Fractions) of Outstanding Principal as of Commitment Period End Date

December 28, 2015	One-eighth (1/8)

March 28, 2016	One-eighth (1/8)

June 28, 2016	One-eighth (1/8)

September 28, 2016	One-eighth (1/8)

December 28, 2016	One-eighth (1/8)

March 28, 2017	One-eighth (1/8)

June 28, 2017	One-eighth (1/8)

October 6, 2017	One-eighth (1/8)

If the Borrower repays, pursuant to Clause 6.2, the loan after the Commitment Period End Date, but before the dates specified in this Clause, the loan repayment amounts indicated in the above payment schedule shall be decreased by the loan amounts prepaid by the Borrower before the payment dates due under this Clause, starting from the scheduled payment date next following such prepayment. Each subsequent scheduled payment shall be decreased by the loan amounts which have been prepaid before the due payment dates under this Clause and which exceed the sum of the prior scheduled payments.

Where a loan repayment date is not a business day, the term of utilization of the corresponding loan amount shall be deemed to end on the first business day (inclusively) next following such due repayment date.

6.2	The Borrower shall become entitled to prepay the loan or any part thereof before the due payment dates specified in Clause 6.1 above if the Borrower pays to the Lender the prepayment fee in accordance with Clause 4.5 hereof (save where the loan is repaid under Clauses 8.1.1 or 8.2.1 hereof) and all such interest, Fees and penalties as may have been incurred hereunder by the date of such loan prepayment.

If the Borrower anticipates to make a prepayment of the loan or any part thereof before a scheduled due date indicated in Clause 6.1 above, the Borrower shall notify the Lender of its intention in accordance with the notification requirements of this Agreement, indicating in such notice the prepayment amount and date, no later than thirty (30) calendar days before the date (inclusively) of the prepayment date. When calculating the number of days of such notification period, the date of receipt of the notice by the Lender shall not be taken into account.

The Borrower shall repay the loan in a chronological order, starting with the outstanding loan amounts which are to be repaid on the due payment date under Clause 6.1 hereof next following the prepayment date.

7.	LENDER RIGHTS AND OBLIGATIONS

7.1	The Lender shall be entitled to:

7.1.1	Increase at its own discretion, by a notice to the Borrower, the interest rate applicable hereunder, including, without limitation, due to an increase by the Bank of Russia of its base/refinancing rate, without the need to execute a separate amending agreement with the Borrower. If the Borrower decides to increase at its own discretion the interest rate hereunder, such increase shall take effect thirty (30) calendar days after the notice is sent by the Lender unless a later effective date is indicated in the notice.

Any such interest rate increase notice shall be delivered to the Borrower in accordance with the notification requirements of this Agreement.

7.1.2	Reduce at its own discretion, by a notice to the Borrower, the interest rate applicable hereunder, including, without limitation, due to a decrease by the Bank of Russia of its base/refinancing rate, without the need to execute a separate amending agreement with the Borrower. If the Borrower decides to reduce at its own discretion the interest rate hereunder, such reduction shall take effect thirty (30) calendar days after the notice is sent by the Lender unless a later effective date is indicated in the notice.

Any such interest rate reduction notice shall be delivered to the Borrower in accordance with the notification requirements of this Agreement.

7.1.3	Reduce a penalty and/or establish a grace period at its own discretion, by a notice to the Borrower, without the need to execute a separate amending agreement.

A reduced penalty and/or a grace period shall take effect thirty (30) calendar days after the date when the notice is served by the Lender, unless a different effective date is specified in such notice.

The Lender shall notify the Borrower of any such amendments hereto in accordance with the notification requirements set out herein.

7.1.4	Request the Borrower to provide information and documents confirming that the loan has been used as intended herein, including, but not limited to, a register of payment documents (in the form approved by the Lender) pursuant to which the loan proceeds have been transferred from the Borrower’s account in accordance with the intended use of the loan.

7.1.5	Should any principal and/or interest and/or other charges and/or penalties hereunder become overdue, the Lender may, to the extent of the funds becoming available on the accounts maintained by the Borrower and/or Borrower’s guarantors with the Lender, debit the necessary amounts from such accounts in the currency of the obligation so overdue, under a direct debit authority, by way of recovery of such overdue payments or penalties.

The Lender shall notify the Borrower and/or the Borrower’s guarantors of any such direct debit as may be made by Lender under a direct debit authority given by the Borrower and/or the Borrower’s guarantors, by way of recovery of such overdue payments or penalties, in accordance with the notification requirements hereof.

7.1.6	Where the funds available on the accounts maintained by the Borrower and/or the Borrower’s guarantors with the Lender in the currency of an overdue obligation prove to be insufficient to pay such overdue charges and/or penalties hereunder, the Lender shall, to the extent of the funds becoming available on the accounts maintained by the Borrower and/or the Borrower’s guarantors in a currency other than the currency of the payment obligation so overdue, debit the necessary amounts from such accounts, under a direct debit authority, and then convert the debited amounts into the currency of the overdue payment obligation, at the Lender’s exchange rate and on the Lender’s currency conversion terms being in effect on the currency conversion date, and credit the amounts so converted to the accounts maintained by the Borrower and/or the Borrower’s guarantors with the Lender in the currency of the overdue obligation.

The Lender shall notify the Borrower and/or the Borrower’s guarantors of any such direct debit as may be made by Lender under a direct debit authority given by the Borrower and/or the Borrower’s guarantors and of the conversion of the amounts so debited in accordance with the notification requirements hereof.

7.1.7	Discontinue disbursement of the loan and/or request the Borrower (and/or the Borrower’s guarantors) to accelerate repayment of the loan and payment of the loan interest, penalties and other charges hereunder if:

(a)	The Borrower and/or Yakutugol Holding Company OAO (company name in Russian: ), an open joint stock company, organized and existing under the laws of the Russian Federation, having its registered office at 3 Lenin Str., Bld. 1, Neryungri 678960, Sakha Republic (Yakutia) (registered address in Russian: 678960, ), Taxpayer Number (INN) 1434026980, Company Number (OGRN) 1021401009057) (“Yakutugol”), and/or Mechel and/or Mechel Mining fail to perform or improperly perform for a period of more than five (5) calendar days in a row any of their obligations hereunder or under any contract or agreement (including, but not limited to, any loan agreement, revolving/non-revolving loan facility agreement, bank guarantee agreement, guarantee/surety agreement or any other deed or instrument) which have been or might be executed by and between the Borrower or Yakutugol or Mechel or Mechel Mining, on the one hand, and the Lender, on the other side, or any payment obligations owing to the Lender with respect to payment of promissory notes, bonds or coupons or with respect to making a statutory or voluntary offer under the Russian Stock Companies Act which would or might arise at any time during the term of this Agreement, further provided, however, that, in so far as Mechel is concerned, this requirement shall be terminated and be no longer applicable as of the date of offering of additional shares of Mechel Mining;

(b)	A default on or a breach by the Borrower and/or Yakutugol or Mechel Mining of their respective payment obligations owing to a third party with respect to payment of promissory notes, bonds or coupons or with respect to making a statutory or voluntary offer under the Russian Stock Companies Act which would or might arise at any time during the term of this Agreement in an amount exceeding the equivalent of thirty million U.S. dollars (US$30,000,000), or a default under or a breach of, at any time during the term of this Agreement, any loan agreement (including, but not limited to, any revolving/non-revolving loan facility agreement, syndicated loan agreement or bond issue agreement) which have been or might be executed by and between the Borrower or Yakutugol or Mechel Mining, on the one side, and any lender, on the other side, provided that such breach or default results in any of the aforementioned entities being required to accelerate repayment of an amount exceeding the equivalent of thirty million U.S. dollars (US$30,000,000).

Where the payment obligations which are subject to such breach or default or the amount so requested to be repaid before its maturity date are denominated in Russian rubles, they shall be converted into U.S. dollars at the official exchange rate quoted by the Bank of Russia as of the date of default on or breach of the obligations mentioned in this Clause or the date of the early repayment request, respectively.

Where the payment obligations which are subject to such breach or default or the amount so requested to be repaid before its maturity date are denominated in a foreign currency other than U.S. dollars, they shall be converted into Russian rubles and then into U.S. dollars at the official exchange rates quoted by the Bank of Russia as of the date of default on or breach of the obligations mentioned in this Clause or the date of the early repayment request, respectively;

(c)	Any of the representations or warranties, documents or information, including, without limitation, the information set out in Clause 2 hereof, provided or made available by the Borrower to the Lender prove to be untrue, incomplete or unverified;

(d)	The Borrower uses the loan in any manner other than as intended herein or the loan proceeds transferred by the Borrower in accordance with the intended use of the loan are returned to the Borrower;

(e)	Subject to Clause 8.2.18 below, a competent court accepts a filing for bankruptcy of the Borrower and/or Borrower’s guarantor(s) made in accordance with the applicable legal requirements;

(f)	Subject to Clause 8.2.18 below, payment or asset seizure claim(s) are brought against the Borrower and/or the Borrower’s guarantor(s) in an aggregate amount exceeding the equivalent of thirty million U.S. dollars (US$30,000,000) which might result in a default under this Agreement and/or the guarantee agreements.

Where a claim amount is denominated in Russian rubles, it shall be converted into U.S. dollars at the official exchange rate quoted by the Bank of Russia as of the date of filing of the claim. Where a claim amount is denominated in a foreign currency other than U.S. dollars, it shall be first converted into Russian rubles and then into U.S. dollars at the official exchange rates quoted by the Bank of Russia as of the date of filing of the claim;

(g)	Subject to Clause 8.2.18 below, the Borrower and/or any of the Borrower’s guarantors takes a decision to wind up or reorganize or to decrease or increase its share capital without obtaining a prior written consent from the Lender;

(h)	The Borrower and/or any of the Borrower’s guarantors is declared bankrupt under a legal bankruptcy procedure in the applicable jurisdiction;

(i)	The Borrower provides to the Lender any accounts and/or information which are untrue and/or differ from the accounts and/or information made available by the Borrower to the government authorities or the Bank of Russia and/or published by the Borrower and/or kept at the credit history agency;

(j)	The Borrower defaults on or breaches any of the undertakings or conditions envisaged by Clauses 8.2.5, and/or 8.2.6, and/or 8.2.7, and/or 8.2.8, and/or 8.2.9, and/or 8.2.10, and/or 8.2.11, and/or 8.2.12, and/or 8.2.13, and/or 8.2.14, and/or 8.2.15, and/or 8.2.16, and/or 8.2.17, and/or 8.2.18, and/or 8.2.19 hereof;

(k)	Any of the following Mechel Mining Group financial indicators reaches the thresholds below:

(i)	Total Net Debt / EBITDA: more than three point five percent (3.5%);

(ii)	EBITDA / Net Interest Coverage ratio: less than four (4.0);

(iii)	Net Assets: less than three billion U.S. dollars (US$3,000,000,000) or its Russian ruble equivalent as determined based on the official exchange rate quoted by the Bank of Russia as of the date of testing of such financial indicator.

The above financial indicators shall be tested based on Mechel Mining Group’s reviewed half-year consolidated financial statements and audited annual consolidated financial statements to be prepared in accordance with U.S. GAAP and to be provided to the Lender as required by Clause 8.2.7 hereof.

Where:

(A)	Total Net Debt = long-term liabilities + short-term liabilities – available cash;

(B)	Net Interest Coverage = interest paid – interest received, cumulative over the last four quarters;

(C)	EBITDA = earnings before tax, without regard to one-off/non-recurring income or costs (including exchange rate differences) + interest payable – interest received + amortization + depreciation of fixed assets;

(l)	The Borrower’s and/or any of the Borrower’s guarantors’ financial condition is impaired to an extent that it poses, in the opinion of the Lender, an apparent risk to proper and timely performance under this Agreement and/or the corresponding guarantee agreement.

The aforementioned breaches of this Agreement and changes in circumstances are of essence for the Lender.

Should the Lender have a claim against the Borrower, the Lender shall notify the Borrower of such claim in accordance with the notification requirements hereof.

7.1.8	Terminate at its own discretion the available balance of the loan commitment hereunder if disbursement of the loan is discontinued for any of the reasons listed in Clause 7.1.7 above, subject to promptly notifying the Borrower of such decision in accordance with the notification requirements set out herein.

7.1.9	Refuse to disburse the loan in whole or in part if there exist circumstances evidencing that the Borrower would not repay the loan when due hereunder.

7.1.10	Audit, in a manner as may be appropriate for the Lender, the accuracy of the accounts and business and financial targets provided by the Borrower or request the Borrower to make available other information relating to the use of the loan proceeds or to the Borrower performance hereunder.

7.2	The Lender shall be obliged to:

7.2.1	Subject to Clause 3 and provided that, as of the time of the loan disbursement, there exists no reason entitling the Lender to discontinue disbursement of the loan and request the Borrower to accelerate repayment of the principal then outstanding, disburse the loan to the Borrower to the extent of the available balance of the loan commitment and transfer such amounts to the Borrower’s account, based on the Borrower’s loan disbursement request made in accordance with the requirements hereof.

8.	BORROWER RIGHTS AND OBLIGATIONS

8.1	The Borrower shall be entitled to:

8.1.1	If the the Lender increases the interest rates in accordance with Clause 7.1.1 hereof, repay the loan or any part thereof and pay the interest, Fees and penalties incurred by such loan repayment date on the terms that were in effect before such interest rate increase, no later than thirty (30) calendar days after the date on which the Lender notifies the Borrower in writing of such change in the lending terms.

No prepayment fee shall be charged by the Lender in the event of such loan repayment by the Borrower.

8.2	The Borrower agrees to:

8.2.1	No later than five (5) business days after receiving from the Lender a notice or request of early repayment of the loan delivered to the Borrower in accordance with Clauses 7.1.7 or 13.3 hereof, repay the principal then outstanding and pay all interest, Fees and penalties as may have incurred as of such early repayment date.

8.2.2	Use the loan proceeds solely as intended in Clause 1 hereof.

8.2.3	Provide to the Lender duly executed payment documents and schedules thereto in accordance with the intended use of the loan (Clause 1.1 above) and, should it be so required by the Lender, the register of such payment documents (in the form approved by the Lender) no later than by the day when the corresponding tranche of the loan is expected to be disbursed to the Borrower.

8.2.4	Pay interest at the interest rate as may be determined hereunder, regardless of whether or not the Borrower receives from the Lender a notice specifying the applicable interest rate.

8.2.5	Provide to the Lender each quarter, no later than five (5) business days after the end date of the Russian statutory period for filing accounts with the tax authorities, the following documents and information:

•	A full balance sheet prepared in a form approved by the Russian Finance Ministry, indicating the manner in which it has been delivered to the competent agency of the Russian Federal Tax Service, certified by the Borrower’s manager and sealed with the Borrower’s corporate seal, and accompanied by explanatory notes (in the case of annual accounts) and an auditor’s report (or an auditor report’s summary) (where Russian law requires the accounts to be audited);

•	A breakdown of the payables and receivables, indicating the names of the creditors and obligors, the amounts due and payable and the dates when such amounts became outstanding, indicating their status (overdue/current);

•	A breakdown of the short-term and long-term financial investments, indicating the types and amounts of such investments and the names of the companies and businesses;

•	A breakdown of the short-term and long-term loans and borrowings taken out by the Borrower (including promissory notes and bond issues), indicating the names of the lenders and creditors, the amounts outstanding, loan term, interest rate (coupon yield), loan repayment and interest payment schedule, and interest overdue;

•	A breakdown of the security obtained (indicating the party which has provided such security and the beneficiary) and security provided (indicating the party which such security has been provided to, the beneficiary, and the period for performance of the obligations);

•	Statements of accounts in Russian rubles or foreign currency and information on whether any claims have been made with respect to such accounts;

•	Information, as of the last accounting date, on the subsidiaries (more than a fifty percent (50%) interest) and affiliates (more than a twenty percent (20%) interest), indicating in percent the Borrower’s participation;

•	A letter of information from the competent agency of the Russian Federal Tax Service with respect to the tax payments made or reconciliation of accounts statement (or, where any tax payment is overdue, a letter of information from the taxpayer indicating the date when such tax payment became overdue, the payment amount and the reason for failure to make such payment by its due date);

•	Copies of amendments to incorporation documents (duly and properly registered in accordance with the existing legal requirements) and copies of certificates of registration of such amendments in the Russian Companies Register (EGRYuL), notarized or certified by the registering authority, if incorporation documents were amended in the last calendar quarter;

•	Information on the individuals comprising the Borrower’s management board or executive body (the Board of Directors) and on the chief executive officer (indicating his/her position or, where such individual has more than one employer, indicating such other employers) if during the last calendar quarter any changes were made in the composition of the Borrower’s executive body and/or management board or a new chief executive officer was appointed;

•	Information on the individuals comprising the management board or executive body (the Board of Directors) of the Mechel Mining Management Company OOO (company name in Russian:

), a limited liability company organized and existing under the laws of the Russian Federation, having its registered office at 1 Krasnoarmeyskaya Str., Moscow 125993, Russia (registered address in Russian: 125993, ), Taxpayer Number (INN) 5410020539, Company Number (OGRN) 1085410004811, and information on the chief executive officer (indicating his/her position or, where such individual has more than one employer, indicating such other employers) if during the last calendar quarter any changes were made in the composition of the Management Company’s executive body and/or management board or a new chief executive officer was appointed in the Management Company or if the Management Company was replaced with another management company;

•	Information on the Borrower shareholders holding a 5-percent or more interest in the Borrower, including information on the beneficial shareholders, if during the last calendar quarter any changes were made in the composition of the shareholders holding a 5-percent or more interest in the Borrower.

Furthermore, the Borrower agrees to provide any other accounting or financial documents no later than ten (10) business days after receiving such request from the Lender.

8.2.6	Cause the guarantors listed in Clause 9.1.1-9.1.3 hereof to provide to the Lender the documents similar to those described in Clause 8.2.5 above each quarter, no later than five (5) business days after the end date of the Russian statutory period for filing accounts with the tax authorities.

8.2.7	Cause the Lender to be provided with Mechel Group’s and Mechel Mining Group’s consolidated financial statements prepared in accordance with U.S. GAAP:

•	audited annual accounts, no later than June 30 of the year following the accounting year;

•	reviewed half-year accounts, no later than October 30 of the then current financial year.

8.2.8	In the event the Borrower goes into liquidation or reorganization or decreases its share capital, notify the Lender thereof, in accordance with the notification requirements hereof, no later than three (3) business days after such decision is taken by the Borrower’s competent corporate body.

8.2.9

Until such time when all obligations owing from the Borrower to the Lender hereunder are discharged and performed in full, procure than no dividends are paid out to Mechel Mining shareholders other than on prior written consent of the Lender if, on the date when the decision to pay such dividends is made, Mechel Mining

Group’s Total Net Debt / EBITDA ratio (as defined in Clause 7.1.7(k) hereof) exceeds or will, as the result of payment of such dividends, exceed the figure of three point five (3.5).

8.2.10	Until such time when all obligations owing from the Borrower to the Lender hereunder are discharged and performed in full, the Borrower shall not provide and shall cause the guarantors listed in Clause 9.1.1-9.1.3 hereof not to provide, other than on prior written consent of the Lender, any loans to third parties or sureties and/or guarantees and/or security for third-party obligations (excluding loans and/or sureties and/or guarantees and/or security provided to entities in which Mechel Mining holds, either directly or through its subsidiaries, no less than fifty percent (50%) plus one (1) share / participating interest of the total number of voting shares / participating interests, and also excluding intra-group loans as may be provided using the loan proceeds hereunder) for an amount of more than thirty million U.S. dollars (US$30,000,000).

Where a loan/surety/guarantee/security is denominated in Russian rubles, it shall be converted into U.S. dollars at the official exchange rate quoted by the Bank of Russia as of the date when such loan/surety/guarantee/security is provided.

8.2.11	Until such time when all obligations owing from the Borrower to the Lender hereunder are discharged and performed in full, the Borrower shall prevent Mechel Mining from entering, other than on prior written consent of the Lender, into any transaction or a series of related transactions involving assignment or potential assignment, directly or indirectly, to a third party (excluding assignment to Mechel Mining’s subsidiaries) of shares / participating interests in those of Mechel Mining’s subsidiaries in which it holds, as of the date of execution of this Agreement, a more than seventy-five percent (75%) interest if, as the result of such assignment, Mechel Mining’s shareholding in its subsidiary would become less than seventy-five percent (75%).

8.2.12	Until such time when all obligations owing from the Borrower to the Lender hereunder are discharged and performed in full, the Borrower shall prevent Mechel Mining from entering, other than on prior written consent of the Lender, into any transaction or a series of transactions involving acquisition of assets if, as of the date when such transaction(s) is/are concluded, Mechel Mining’s Total Net Debt / EBITDA ratio (as defined in Clause 7.1(k) hereof) exceeds the figure of three point five (3.5).

8.2.13	Until such time when all obligations owing from the Borrower to the Lender hereunder are discharged and performed in full, the Borrower shall not and shall cause Mechel Mining not to carry out any consolidation and/or subdivision of shares of the Borrower or Mechel Mining, respectively, other than on prior written consent of the Lender.

Until such time when all obligations owing from the Borrower to the Lender hereunder are discharged and performed in full, the Borrower shall not and shall cause Mechel Mining not to carry out, after the date of execution of this Agreement, more than one (1) additional issue of shares of the Borrower and/or Mechel Mining, respectively, other than on prior written consent of the Lender.

8.2.14	Until such time when all obligations owing from the Borrower to the Lender hereunder are discharged and performed in full, the Borrower shall not and shall cause Mechel Mining not to purchase any of its own stock other than on prior written consent of the Lender.

8.2.15	If, at any time during the term hereof, the Borrower’s net assets value becomes negative, the Borrower shall, no later than after two quarters, cause its net assets value to become positive as of the corresponding accounting date.

The Borrower’s net assets value shall be determined in accordance with the requirements of Order No. 10n of the Russian Finance Ministry and Order No. 03-6/pz of the Russian Federal Securities Market Commission “On Approval of the Procedure for Evaluation of Stock Companies’ Net Assets Value” ( ) dated January 29, 2003.

8.2.16	Until such time when all obligations owing from the Borrower to the Lender hereunder are discharged and performed in full, the Borrower shall cause Mechel Mining and Mechel Mining’s subsidiaries not to make, other than on prior written consent of the Lender, any capital expenditures in the aggregate amount of more than:

•	Four hundred thirty-five million U.S. dollars (US$435,000,000) in 2012;

•	Eight hundred sixty-eight million U.S. dollars (US$868,000,000) in 2013;

•	Six hundred seventy-three million U.S. dollars (US$673,000,000) in 2014;

•	Five hundred eighty-two million U.S. dollars (US$582,000,000) in 2015;

•	One billion six hundred forty-nine million U.S. dollars (US$1,649,000,000) in 2016;

•	One billion three hundred fifty-one million U.S. dollars (US$1,351,000,000) in 2017.

8.2.17

In the event of an issue and offering of additional shares and/or a sale of a minority interest by Mechel Mining (as used herein, a “minority interest” means a number of shares constituting fifty percent (50%) or less of the total number of shares of every class and type then being in circulation), the Borrower shall cause all Mechel’s subsidiaries (excluding Mechel Mining’s subsidiaries) to repay to the Lender, in priority to all other creditors, the amounts owing thereto to the extent of thirty percent (30%) of the proceeds generated by such offering of Mechel Mining shares and/or sale of a minority interest in Mechel Mining, but in any event in an amount no less than two hundred twenty-five million U.S. dollars (US$225,000,000), no later than ten (10) business days after the date when the Borrower receives the proceeds from such share offering and/or minority interest sale and in any event no later than one hundred eighty (180) calendar days from the date of such offering and/or sale.

8.2.18	In the event a claim for payment of a cash amount or seizure of assets is filed against any of the Borrower’s guarantors hereunder which has a claim amount exceeding the equivalent of thirty million U.S. dollars (US$30,000,000) and poses the risk of a guarantor default under a guarantee, and/or an arbitration court initiates bankruptcy/insolvency proceedings against a guarantor in accordance with the applicable legal requirements, and/or any of the guarantors takes the decision to carry out a reorganization, to wind up or to decrease its share capital, the Borrower shall procure that such guarantor be replaced with a new guarantor no later than twenty (20) calendar days after the date on which the Lender sends a notice requesting the Borrower to replace such guarantor(s), further provided that any such new guarantor(s) must be acceptable to and approved by the Lender.

8.2.19	The Borrower agrees to notify the Lender, in accordance with the notification requirements hereof, of the occurrence or potential occurrence of any of the events or circumstances mentioned in Clause 7.1.7 above no later than three (3) business days from the date next following the date when the Borrower became aware of the occurrence or potential occurrence of the relevant event or circumstances.

9	SECURITY

9.1	With a view to secure prompt and proper performance by the Borrower hereunder, including, but not limited to, in so far as regards repayment of the loan principal and payment of interest and Fees as provided for herein, the Borrower shall provide to the Lender the following security:

9.1.1	Mechel Mining guarantees for the full amount of the Borrower’s obligations hereunder, accompanied by execution and delivery to the Lender of a direct debit consent authorizing the Lender to recover any amounts as may come overdue hereunder by directly debiting the Mechel Mining’s accounts with the Lender listed in Schedule 2 hereto;

9.1.2	Yakutugol guarantees for the full amount of the Borrower’s obligations hereunder, accompanied by execution and delivery to the Lender of a direct debit consent authorizing the Lender to recover any amounts as may come overdue hereunder by directly debiting the Yakutugol’s accounts with the Lender listed in Schedule 2 hereto;

9.1.3	Mechel guarantees for the full amount of the Borrower’s obligations hereunder, accompanied by execution and delivery to the Lender of a direct debit consent authorizing the Lender to recover any amounts as may come overdue hereunder by directly debiting the Mechel’s accounts with the Lender listed in Schedule 2 hereto.

10	LIABILITY

10.1	Either Party which fails to perform or improperly performs hereunder shall be held liable for such breach or default in accordance with the existing laws of the Russian Federation.

10.2	If the Borrower fails to repay the loan principal or pay the interest or Fees, excluding the prepayment fee, as they come due, the Borrower shall pay to the Lender a penalty at the annual interest rate determined under Clause 4.1 hereof and applicable as of the date when such payment amount becomes overdue, multiplied by two (2). Such penalty shall incur on the overdue payment amount for each day of delay in payment, for the entire period starting from, but excluding, the date when such amount first becomes overdue and up to and including the date when such overdue payment is made in full.

As used herein, the date when an amount payable hereunder becomes overdue means the Payment Date on which the Borrower defaults on its respective payment obligation.

10.3	If the Borrower fails to notify or untimely notifies the Lender of a change in the identity or the powers of the Borrower officials authorized to enter into transactions on behalf of the Borrower, or of any change in the Borrower’s corporate seal impression or in any other information required by the Lender to properly perform hereunder, the Lender may not be held liable for any such consequences as may result from performance by the Lender of a loan disbursement request executed by an unauthorized official of the Borrower.

11	SPECIAL CONDITIONS

11.1	The Lender shall not be entitled to provide to a credit history agency (maintaining credit histories recorded in accordance with the existing legal requirements of the Russian Federation) any information on the Borrower envisaged by Article 4 of the Russian Credit History Reporting Act (Russian Federal Law No. 218-FZ dated December 30, 2004).

12	TERM

12.1	This Agreement shall commence as of the date it is executed by both Parties and shall continue in full force and effect until such time when the Parties discharge and perform all of their respective obligations hereunder.

13	MISCELLANEOUS

13.1	Save as provided for in Clauses 4.1, 7.1.1, 7.1.2, 7.1.3 and 7.1.8 hereof, this Agreement may not be amended or modified other than by a written instrument duly executed by authorized signatories.

13.2	In the event of any change in a Party’s location or mailing address, such Party shall notify the other Party thereof no later than one (1) business day after the date when the change occurs.

In the event of any change in a Party’s bank details, such Party shall notify the other Party thereof before such change takes effect.

The Borrower agrees to notify the Lender of any change in the identity or the powers of the Borrower officials authorized to enter into transactions on behalf of the Borrower, or of any change in the Borrower’s corporate seal impression or in any other information required by the Lender to properly perform hereunder no later than on the date when such change takes effect, and to provide to the Lender, no later than three (3) business days thereafter, duly and properly certified copies of the supporting documents.

13.3	Any notice or other communication to be given or delivered by one Party to the other Party hereunder shall be made in writing.

Any such notice or other communication shall be deemed to have been duly and properly given or served if delivered by courier or sent by registered mail or telegraph with acknowledgement of receipt requested, to the address specified herein (or to another address as may be notified by one Party to the other Party in accordance with Clause 13.2 above), and duly executed by an authorized official.

A notice or other communication from the Lender shall be deemed to have been duly delivered to the Borrower if it has been received by the Borrower or where, notwithstanding the fact that such notice or communication has been sent by the Lender in accordance with the notification requirements of this Agreement, the Borrower fails or refuses to receive the same or where such notice or communication could not have been served on the Borrower due to the Borrower being unavailable at the address indicated in the notice or communication, of which fact the Lender has been informed by the postal service. A notice or other communication from the Lender shall be deemed to have been delivered to the Borrower on the date when it is received by the Borrower or, where the Borrower fails or refuses to receive the same or where such notice or communication could not have been served on the Borrower due to the Borrower being unavailable at the address indicated in the notice or communication, the date when the postal service sends a notice informing the Lender that it has failed to deliver the Lender’s notice to the Borrower.

13.4	All disputes and controversies as may arise out of, or in connection with, this Agreement shall be referred to, and resolved by, the Moscow City Arbitrazh Court in accordance with the existing laws and regulations of the Russian Federation.

13.5	Either Party agrees to keep confidential and not disclose in any form or manner (including, but not limited to, in an interview, publication or advertising) any information on the terms or conditions of this Agreement other than on a written consent of the other Party.

This confidentiality undertaking shall not apply to statutory disclosures under Russian law or to those instances where a Party is required to make such a disclosure under the existing or newly assumed disclosure obligations owing to another creditor, rating agency, financial institution, auditor, or an affiliate of such Party.

13.6	The Borrower shall procure that the individuals whose personal data are contained in the documents to be provided by the Borrower to the Lender give their consent to have such personal data verified and processed (including, without limitation, by automated means) by the Lender in accordance with the existing laws and regulations of the Russian Federation, including the Russian Personal Data Act (Russian Federal Law No. 152-FZ dated July 27, 2006).

13.7	The Parties agree that Schedule 1 and Schedule 2 shall be deemed incorporated into and constitute an integral part of this Agreement.

13.8	This Agreement is made in two counterparts having equal legal force, one for the Lender and one for the Borrower.

14	PARTIES’ LOCATION AND BANK DETAILS

14.1	LENDER:

Location: 19 Vavilov Str., Moscow 117997, Russia

( )

Taxpayer Number (INN): 7707083893

Company Number (OGRN): 1027700132195

Taxpayer Record Validity Code (KPP): 775001001

Russian National Company and Business Classification Code (OKPO): 00032537

For payments in RUR: Account No. 30301810500001000014; Correspondent Account No. 30101810400000000225 with OPERU of the Moscow GTU of the Bank of Russia; BIC 044525225

For payments in USD:

Account No. 30301840800001000014 with Sberbank, Moscow, SWIFT SABRRUMM

(HEAD OFFICE – ALL OFFICES in RUSSIA)

BANK OF NEW YORK MELLON NEW YORK, NY, SWIFT IRVT US 3N

For payments in EUR:

Account No. 30301978400001000014 with Sberbank, Moscow, SWIFT SABRRUMM

(HEAD OFFICE – ALL OFFICES in RUSSIA)

DEUTSCHE BANK AG FRANKFURT AM MAIN, SWIFT DEUTDEFF

Tel: (495) 747-3381; 957-5563; Fax: (495) 957-5561

14.2	BORROWER:

Location: 6 Yunosti Str., Mezhdurechensk, Kemerovo Region, 652877, Russia ( )

Mailing address: 6 Yunosti Str., Mezhdurechensk, Kemerovo Region, 652877, Russia

( )

Taxpayer Number (INN): 4214000608

Company Number (OGRN): 1024201388661

Ruble Account No. 40702810026070100405 with Mezhdurechensky Branch No. 7763 of the Siberia Bank of the Sberbank of Russia

Tel: (384) 757-4370; Fax: (384) 757-4397

Email: mechel@mechel.com

PARTIES’ SIGNATURES

LENDER	BORROWER

Managing Director Director of the Lending and Project Financing Group of the Corporate Financing Department Sberbank of Russia	Director General of the management company - Mechel Mining Management Company OOO

/s/ Fedor V. Sapronov /seal/:	/s/ Boris G. Nikishichev /seal/:

SCHEDULE 1

to Non-Revolving Loan Facility Agreement No. 5593 dated October 9, 2012

TO:	Lending and Project Financing Group

Corporate Financing Department

Sberbank of Russia

Our Ref: No.                      dated             , 2012

LOAN DISBURSEMENT REQUEST

We do hereby request you to disburse the loan on the following terms:

1.	Borrower company name	Southern Kuzbass Coal Company OAO (OAO )
2.	Non-Revolving Loan Facility Agreement	No. 5593 dated October , 2012
3.	Loan Disbursement Date	, 2012
4.	Loan amount and currency	Russian rubles (RUR )

(Full name)
(Indicate position of Borrower official authorized to dispose of loan proceeds)	(Signature)

(Full name)
Borrower CFO (if any)	(Signature) /Seal/

PARTIES’ SIGNATURES

LENDER	BORROWER

Managing Director Director of the Lending and Project Financing Group of the Corporate Financing Department Sberbank of Russia	Director General of the management company - Mechel Mining Management Company OOO

/s/ Fedor V. Sapronov	/s/ Boris G. Nikishichev

/seal/:	/seal/:

SCHEDULE 2

to Non-Revolving Loan Facility Agreement No. 5593 dated October 9, 2012

Southern Kuzbass Coal Company OAO	1024201388661	6 Yunosti Str., Mezhdurechensk, Kemerovo Region, 652877, Russia (652877, Россия, Кемеровская область, г. Междуреченск, ул. Юности, д. 6)	Current account in a foreign currency	40702840426070100020	OPERU of the Mezhdurechensky Branch No.7763 of the Siberia Bank of the Sberbank of Russia (ОПЕРУ Междуреченского отделения № 7763 Сибирского банка ОАО "Сбербанк России")
Mechel Mining OAO	1085406013846	1 Krasnoarmeyskaya Str., Moscow 125993, Russia 125993, г. Москва, ул. Красноармейская, д. 1)	Current account in RUR	40702810010002000 8879	OPERU OAO Sberbank of Russia (ОПЕРУ ОАО "Сбербанк России")
Mechel OAO	1037703012896	1 Krasnoarmeyskaya Str., Moscow 125993, Russia (125993, г. Москва, ул. Красноармейская, д. 1)	Current account in RUR	40702810900020008639	OPERU OAO Sberbank of Russia (ОПЕРУ ОАО "Сбербанк России")
OJSHC Yakutugol	1021401009057	3 Lenin Str., Bld. 1, Neryungri 678960, Sakha Republic (Yakutia) (678960, г. Нерюнгри, пр. Ленина, д. 3/1)	Current account in RUR	40702810376350000904	OPERU of the Neryungri Branch No.8155 of the Northeastern Bank of the Sberbank of Russia (ОПЕРУ Нерюнгринского отделения №8155 Северо-Восточного банка ОАО "Сбербанк России")

Mechel Mining Group companies' accounts the sales proceeds credited to which shall be taken into account when determining the interest rate under Clause 4.1 hereof					
Southern Kuzbass Coal Company OAO	1024201388661	6 Yunosti Str., Mezhdurechensk, Kemerovo Region, 652877, Russia (652877, Россия, Кемеровская область, г. Междуреченск, ул. Юности, д. 6)	Current account in RUR	40702810026070100405	OPERU of the Mezhdurechensky Branch No.7763 of the Siberia Bank of the Sberbank of Russia (ОПЕРУ Междуреченского отделения № 7763 Сибирского банка ОАО "Сбербанк России")
Southern Kuzbass Coal Company OAO	1024201388661	6 Yunosti Str., Mezhdurechensk, Kemerovo Region, 652877, Russia (652877, Россия, Кемеровская область, г. Междуреченск, ул. Юности, д. 6)	Current account in a foreign currency	40702978526070100009	OPERU of the Mezhdurechensky Branch No.7763 of the Siberia Bank of the Sberbank of Russia (ОПЕРУ Междуреченского отделения № 7763 Сибирского банка ОАО "Сбербанк России")
Southern Kuzbass Coal Company OAO	1024201388661	6 Yunosti Str., Mezhdurechensk, Kemerovo Region, 652877, Russia (652877, Россия, Кемеровская область, г. Междуреченск, ул. Юности, д. 6)	Current account in a foreign currency	40702840426070100020	OPERU of the Mezhdurechensky Branch No.7763 of the Siberia Bank of the Sberbank of Russia (ОПЕРУ Междуреченского отделения № 7763 Сибирского банка ОАО "Сбербанк России")
Mechel Mining OAO	1085406013846	1 Krasnoarmeyskaya Str., Moscow 125993, Russia (125993, г. Москва, ул. Красноармейская, д. 1)	Current account in RUR	407028100100020008879	OPERU OAO Sberbank of Russia (ОПЕРУ ОАО "Сбербанк России")

Mechel OAO	1037703012896	Krasnoarmeyskaya Str., Moscow 125993, Russia (125993, г. Москва, ул. Красноармейская, д. 1)	Current account in RUR	40702810900020008639	OPERU OAO Sberbank of Russia (ОПЕРУ ОАО "Сбербанк России")
OJSHC Yakutugol	1021401009057	3 Lenin Str., Bld. 1, Neryungri 678960, Sakha Republic (Yakutia) (678960, г. Нерюнгри, пр. Ленина, д. 3/1)	Current account in RUR	40702810376350000904	OPERU of the Neryungri Branch No.8155 of the Northeastern Bank of the Sberbank of Russia (ОПЕРУ Нерюнгринского отделения №8155 Северо-Восточного банка ОАО "Сбербанк России")
Mechel Coke OOO (ООО "Мечел-Кокс")	1027700132195	14 2nd Paveletskaya Str., Chelyabinsk 454047, Russia (454047, г. Челябинск, ул. 2-я Павелецкая, д. 14)	Current account in RUR	40702810672000061121	OPERU of the Chelyabinsk Branch No.8597 of the Urals Bank of the Sberbank of Russia (ОПЕРУ Челябинского отделения №8597 Уральского банка ОАО "Сбербанк России")
Korshunov Mining Plant OAO (ОАО "Коршуновский ГОК")	1023802658714	9A/1 Ivashchenko Str., Zeleznogork-Ilimsky 665651, Russia (665651, г. Железногорск-Илимский, ул. Иващенко, д. 9А/1)	Current account in RUR	40702810718150100419	OPERU of the Nizhneilimsk Branch No.2419 of the Baikal Bank of the Sberbank of Russia (ОПЕРУ Нижнеилимского отделения №2419 Байкальского банка ОАО "Сбербанк России")

PARTIES’ SIGNATURES

LENDER	BORROWER

Managing Director Director of the Lending and Project Financing Group of the Corporate Financing Department Sberbank of Russia	Director General of the management company - Mechel Mining Management Company OOO

/s/ Fedor V. Sapronov	/s/ Boris G. Nikishichev

/seal/:	/seal/: